Exhibit 99.1

Contact:

William A. Hockett

Vice President of Corporate Communications

(801) 584-3600

Email: bhockett@myriad.com

www.myriad.com

FOR IMMEDIATE RELEASE

Myriad Genetics Submits IND on MPC- 6827 Cancer Drug

- Phase I Clinical Trial in Patients with Solid Tumors -

Salt Lake City, December 9, 2004 - Myriad Genetics, Inc. (Nasdaq: MYGN), announced today that it has submitted an Investigational New Drug (IND) application to the FDA to begin a Phase I clinical study with its pro-apoptotic cancer drug candidate, MPC-6827.

The study is designed to evaluate the safety and pharmacokinetic profile of MPC-6827 in patients with advanced solid tumors, in an escalating dose regimen. In preclinical testing, MPC-6827 has been equally active against multiple drug resistant cancers as with susceptible tumors, unlike many of the current options in cancer chemotherapy, a limitation that represents a significant unmet medical need.

“MPC-6827 has demonstrated the ability to inhibit tumor growth in preclinical testing, with activity in animal models of human melanoma and cancers of the ovary, breast, prostate, colon and pancreas,” said Adrian Hobden, Ph.D., President of Myriad Pharmaceuticals, Inc. “This IND submission is a major milestone in the development of this new drug candidate, and we are excited about the possibility of demonstrating the same activity in cancer patients that we have found in preclinical testing with MPC-6827.”

In preclinical testing, MPC-6827 was demonstrated to be considerably more active than the current standard-of-care chemotherapy drug at inhibiting tumor growth in xenograft models of cancer of the breast, pancreas, colon, ovary and prostate. MPC-6827 was tested against two different breast cancer xenografts. In the first, a model designated MDA MB-435, Myriad’s drug candidate demonstrated 82% inhibition of tumor growth versus 35% inhibition for doxirubicin, a standard breast cancer chemotherapeutic agent. In the second breast cancer model, known as MX-1, MPC-6827 showed 93% inhibition, compared with doxirubicin’s 51% inhibition. MPC-6827 was shown to be more effective than gemcitibine in pancreatic cancer, irinotecan in colon cancer, carboplatin in ovarian cancer and showed an 80% inhibition of prostate cancer tumor growth, for which there is no currently recognized standard of care.

Cancer cells may become resistant to chemotherapy through a cellular function that actively excretes drug from the cell. The function is carried out by multiple drug resistance (MDR) pumps and is the primary cause of cancer’s resistance to marketed drugs such as paclitaxel and vinblastine. MPC-6827 was tested, in parallel with vinblastine and docetaxel, to determine its relative susceptibility to MDR pumps. MPC-6827 was shown to be equally effective in anti-cancer activity against the MDR cell lines tested, suggesting that the drug candidate is not a substrate for MDR pumps. In contrast, the potency of the currently marketed drugs was substantially reduced against these MDR cell lines, requiring approximately 20 to 70 times more drug in the case of docetaxel, and 165 to 1,200 times more drug for vinblastine, to reach the same level of activity that was measured in non-MDR cells.

“MPC-6827 is Myriad’s third clinical drug development program and we are on schedule to move a fourth program into the clinic in the very near future,” said Peter Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc.  “Our drug candidates address Alzheimer’s disease and multiple types of cancer, all diseases for which we believe there is significant unmet medical need and very large potential markets.”

MPC-6827 was derived from a compound that Myriad researchers identified among a small library of compounds acquired from Maxim Pharmaceuticals, Inc. All chemistry, lead optimization and preclinical development on the compound was performed by Myriad or for Myriad under its direction.

Myriad’s Other Clinical Drug Development Programs

FLURIZAN™ (MPC-7869) is Myriad’s investigative drug for Alzheimer’s disease and prostate cancer. This drug candidate is being investigated in a large, well-controlled Phase II trial in Alzheimer’s disease that is expected to complete its clinical study period in the first quarter of calendar 2005. It is also under study in a large, well-controlled, 3-year, Phase II/III clinical trial in prostate cancer, which is expected to complete its clinical study period in the second calendar quarter of 2006. Myriad is also developing a broad range of pre-clinical compounds, with three late-stage programs in the fields of cancer, HIV and emesis (cancer-induced nausea and vomiting) that we believe will reach the human clinical trial stage during the next 12 months.

Myriad Genetics, Inc. is a biopharmaceutical company focused on the development of novel healthcare products. The Company develops and markets predictive medicine products, and is developing and intends to market therapeutic products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the potential safety and pharmacokinetic profile of MPC-6827 in humans, the potential of MPC-6827 to treat melanoma and cancers of the ovary, breast, prostate, colon and pancreas, the submission of MPC-6827 to the FDA as an IND and moving MPC-6827 into human clinical trials, the potential to move a fourth drug development program into the clinic in the very near future, the development by Myriad of drug candidates for which there is significant unmet medical need and very large potential markets, the expected completion of clinical study periods in Phase II and Phase II/III trials of the Company’s Alzheimer’s disease drug candidate in the first quarter of calendar 2005 and the Company’s prostate cancer drug candidate in the second quarter of 2006, respectively, and the potential to move additional late-stage programs into human clinical trials during the next 12 months. These forward looking statements are based on management’s current expectation and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements include risks and uncertainties as to the extent of future government regulation of Myriad Genetics’ business; uncertainties as to whether Myriad Genetics and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutic compounds; the risk that markets will not exist for therapeutic compounds that Myriad Genetics develops or if such markets exist, that Myriad Genetics will not be able to sell compounds, which it develops, at acceptable prices; and the risk that the Company will not able to sustain revenue growth for its predictive medicine business and products; and risks associated with preclinical development activities that could cause delays in, or even prevent, planned IND applications. These and other risks are identified in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004. All information in this press release is as of December 9, 2004, and Myriad undertakes no duty to update this information unless required by law.